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Mesa Energy Holdings, Inc. Appoints James J. Cerna to the Board of Directors

●	Companies:

o	Mesa Energy Holdings, Inc.

Press Release Source: Mesa Energy Holdings, Inc. On Wednesday February 10, 2010, 8:30 am

DALLAS--(BUSINESS WIRE)--Mesa Energy Holdings, Inc. (the “Company”) (OTCBB: MSEH.OB), an oil and gas exploration and production company with a focus on the Marcellus Shale in western New York, announced today that James J. Cerna has joined the Company's Board of Directors. Cerna is a successful company leader with 20 years experience in the energy industry and with publicly traded companies.

“Jim brings an outstanding executive management and corporate finance background to the Company," said CEO of Mesa Energy Holdings, Inc., Randy M. Griffin. "Jim’s involvement with companies listed on the NYSE Amex and the Nasdaq exchanges will be invaluable as we continue to grow the Company and build shareholder value. We are pleased that he has agreed to join our team.”

"We have an opportunity to develop into a thriving oil and gas exploration and production company with Randy leading the way and it will be a pleasure to work alongside him as we build the Company and enhance shareholder value," said James J. Cerna.

Cerna has served as an executive and director with companies listed on the NYSE Amex, Nasdaq, and OTCBB markets. Currently, he acts as an advisor to the Board of Directors of several traditional and green energy companies. From 2006 to 2009, Cerna served as Chairman of the Board and CEO of Lucas Energy, Inc. (NYSE Amex: LEI). From 2004 to 2006, he was President of the privately held Lucas Energy Resources. Prior to joining Lucas Energy, from 2001 to 2004, Cerna was the Chief Oil and Gas Analyst and CFO of Petroleum Partners, LLC.

Cerna was the founder and CEO of NetCurrents, Inc. (NASDAQ: NTCS - News), an organization that focuses on Internet information monitoring and analysis. Prior to founding NetCurrents, he was the manager of the GT Global/AIM Funds performance analysis group in San Francisco.

Cerna has received five certificates of achievement from the Institute of Chartered Financial Analysts. He is honored by Strathmore's "Who's Who" for leadership and achievement in the finance industry. Cerna is the Public Affairs Officer and a pilot with the Civil Air Patrol, U.S. Air Force Auxiliary, Squadron 192. He received a B.S. in Finance from the California State University, Chico, in 1990.

About Mesa Energy Holdings, Inc.

Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented, exploration stage oil and gas exploration and production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the development of highly diversified, multi-well developmental and defined-risk exploratory drilling opportunities and the acquisition of solid, long-term existing production with enhancement potential. Although the Company is constantly evaluating opportunities in the nation’s most productive basins, the Company’s primary focus is currently on the Devonian Black (Marcellus) shale in the northern Appalachian Basin in western New York.

More information about the Company may be found at http://mesaenergy.us.

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the viability of the shale gas fields in the Appalachian Basin in western New York and the gas sands of eastern Oklahoma, the ability of the Company to build and maintain a successful operations infrastructure, the intensity of competition and changes and volatility in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.

Contact:

Mesa Energy Holdings, Inc.
972-490-9595
IR@mesaenergy.us